Exhibit 99.1

ONE ANNOUNCES PRICING OF $200 MILLION INITIAL PUBLIC OFFERING

SAN FRANCISCO, Calif., August 17, 2020 – one, a newly-organized blank check company founded and led by technology industry veteran Kevin Hartz, today announced the pricing of a $200 million initial public offering. The offering consists of 20,000,000 units at a price of $10.00 per unit. Each unit issued in the public offering consists of one Class A ordinary share and one-fourth of one redeemable warrant to purchase one Class A ordinary share at a price of $11.50 per share. The underwriters have a 45-day option to purchase up to 3,000,000 additional units to cover over-allotments, if any. The units will be listed on The New York Stock Exchange (“NYSE”) and trade under the ticker symbol “AONE.U” beginning on August 18, 2020. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on the NYSE under the symbols “AONE” and “AONE WS,” respectively.

one is a blank check company formed for the purpose of effecting a business combination with one or more businesses in the innovation economy.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing Prospectus-ny@ny.email.gs.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on August 17, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the closing of the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of one, including those set forth in the Risk Factors section of one’s registration statement and preliminary prospectus for one's offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. one undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Meghan Gavigan / Danya Al-Qattan

Sard Verbinnen & Co

One-SVC@sardverb.com